UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
August 9, 2016
ENTERPRISE FINANCIAL SERVICES
CORP
(Exact name of registrant as specified in its charter)

Delaware	001-15373	43-1706259
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 N. Meramec, St. Louis, Missouri (Address of principal executive offices)	63105 (Zip Code)

Registrant's telephone number, including area code
(314) 725-5500

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 9, 2016, as part of an orderly succession and transition plan, the Board of Directors (the “Board”) of Enterprise Financial Services Corp (the “Company”) appointed James B. Lally as President of the Company effective August 9, 2016. Mr. Lally, 48, joined the Company in 2003 as a Vice President and Relationship Manager. He was named senior vice president in 2006 and president of the bank's Clayton unit in 2008. In 2011 he was appointed president of the St. Louis region and three years later assumed responsibility for commercial banking for the entire bank. In May of 2016, Lally was named executive vice president of the Company, with responsibility for wealth management, private banking and mortgage banking as well as the community development entity.

In connection with Mr. Lally’s appointment as President, the Compensation Committee approved an increase in his annual base salary to $400,000 and an increase in his target annual incentive opportunity for 2016 to 25% of his annual base salary.

In addition, the Board approved an amendment of the Executive Employment Agreement (the “Amendment”) of Peter F. Benoist, Chief Executive Officer, to extend the term of his employment to the earlier of (i) the effective date of the Company’s appointment of a successor Chief Executive Officer or (ii) December 31, 2017. Mr. Benoist’s employment term previously was scheduled to expire on December 31, 2016.

In the event that Mr. Benoist’s employment ends in connection with the appointment of a successor Chief Executive Officer, the Company and Mr. Benoist have agreed to enter into a Retirement and Consulting Agreement (“Consulting Agreement”) pursuant to which Mr. Benoist will provide consulting services to the Company for a period ending upon the later of (i) the date that is six months from the effective date of the Consulting Agreement or (ii) December 31, 2017. In exchange, Mr. Benoist will be entitled to receive his then current annual base salary in bi-weekly installments during the consulting period.

In addition, upon his retirement, Mr. Benoist will be entitled to receive (i) his annual incentive for the year of his retirement under the Company’s annual incentive plan had he remained an employee to the end of the year of his retirement payable at the same time as other employees receiving payment of the annual incentive award, (ii) accelerated vesting of 2,747 shares of restricted stock which vest by their terms in December 2017, and (iii) his outstanding grants under the Company’s long-term incentive plan will continue to vest as though his employment had not terminated and will be paid based on actual performance as determined by the compensation committee following completion of the applicable performance period.

In addition, the Compensation Committee approved a one-time award to each of Keene S. Turner, the Company’s Executive Vice President and Chief Financial Officer, and Scott R. Goodman, President - Enterprise Bank & Trust (the “Bank”), of 10,457 shares of restricted stock. The grants of restricted stock are subject to a two-year cliff vesting schedule, subject to the executive’s continued employment, except in limited circumstances. Should the executive be terminated due to death or disability, a pro-rata portion of the shares of restricted stock will vest based on the period of service during the vesting period with the remainder of the shares being forfeited. In addition, vesting will be subject to such qualitative factors as the Compensation Committee believes to be appropriate.

Item 9.01     Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit
Number     Description

99.1     Press Release issued August 9, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENTERPRISE FINANCIAL SERVICES CORP

Date:	August 10, 2016	By:	/s/ Mark G. Ponder
Mark G. Ponder
Senior Vice President and Controller

Exhibit Index

Exhibit Number            Description of Exhibits
Exhibit 99.1            Press release issued August 9, 2016